Exhibit 1

NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium prices offering of an aggregate $1-billion, 10-year and 20-year debentures

February 25, 2015 - ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) today agreed to issue and sell $550-million aggregate principal amount of 3.375 percent debentures due March 15, 2025, issued at a price of 99.855 percent of the aggregate principal amount, and $450-million aggregate principal amount of 4.125 percent debentures due March 15, 2035, issued at a price of 99.110 percent of the aggregate principal amount. The offering is expected to close on or about March 2, 2015, subject to customary closing conditions. The debentures, registered under the multi-jurisdictional disclosure system in Canada and the United States, will only be offered and sold in the United States.

Agrium intends to use the net proceeds from this offering to reduce short term debt. The debentures will be unsecured and rank equally with Agrium’s existing senior unsecured debt.

The joint book-running managers for the offering are Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and CIBC World Markets Corp.

“This offering is an opportunity to take advantage of a strong bond market to secure historically low rates for longer-term instruments. The initial order book was six-times oversubscribed which speaks to fixed income investor confidence in the strength of Agrium’s business and future earnings and cash flow generation capability. Proceeds will be used to reduce short term debt, enhancing our already strong balance sheet that has only $625-million of long term debt maturity in the next five years, and will provide additional financial flexibility with no material impact on our leverage ratios,” commented Chuck Magro, Agrium’s President and CEO.

A preliminary prospectus supplement dated February 25, 2015, under Agrium’s short form base shelf prospectus dated April 24, 2014 and under Agrium’s related effective Registration Statement on Form F-10, in respect of the offering of the debentures has been filed with the Canadian securities regulatory authorities in each of the provinces of Canada and with the United States Securities and Exchange Commission under the multi-jurisdictional disclosure system. A final prospectus supplement in respect of the offering of the debentures will be filed with the same regulatory authorities in Canada and the United States.

About Agrium

Agrium Inc. is a major producer and distributor of agricultural products and services in North America, South America, Australia and Egypt through its agricultural retail-distribution and wholesale nutrient businesses. Agrium supplies growers with key products and services such as crop nutrients, crop protection, seed, and agronomic and application services, thereby helping to meet the ever growing global demand for food and fiber. Agrium produces nitrogen, potash and phosphate fertilizers, with a combined wholesale nutrient capacity of over nine million tonnes and with competitive advantages across all product lines. Agrium retail-distribution has an unmatched network of over 1,300 facilities and over 3,000 crop consultants. We partner with over half a million grower customers globally to help them increase their yields and returns on more than 50 different crops. With a focus on sustainability, the company strives to improve the communities in which it operates through safety, education, environmental improvement and new technologies such as the development of precision agriculture and controlled release nutrient products. Agrium is focused on driving operational excellence across our businesses, pursuing value-enhancing growth opportunities and returning capital to shareholders.

Advisory

Agrium Inc. has filed a registration statement (including a base shelf prospectus and a prospectus supplement) with the United States Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying base shelf prospectus and other documents Agrium has filed with the SEC that are incorporated by reference therein for more complete information about Agrium and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the prospectus supplement and the accompanying base shelf prospectus may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or CIBC World Markets Corp. toll-free at 1-800-282-0822.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (together, “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, forecasts and statements as to management’s expectations with respect to, among other things, the intended use of proceeds of the offering and the timing of closing of the offering. Such forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control, as well as various assumptions and business sensitivities, including those risk factors referred to in the preliminary prospectus supplement referenced in this press release and those referred to under the heading “Risk Factors” in Agrium’s annual information form for the year ended December 31, 2013 and in management’s discussion and analysis for the year ended December 31, 2013, which may cause actual results, performance or achievements of Agrium, which includes the offering being delayed or not completed, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable Canadian securities legislation or applicable U.S. federal securities law. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. All of the forward-looking statements contained herein are qualified by these cautionary statements and by the assumptions that are stated or inherent in such forward-looking statements. Although we believe these assumptions are reasonable, undue reliance should not be placed on these assumptions and such forward-looking statements.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761